DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com
NEWS Mark Wetzel Executive Vice President, Chief Financial Officer and Treasurer DuPont Fabros Technology, Inc. 202-728-0033

FOR IMMEDIATE RELEASE

THURSDAY, FEBRUARY 17, 2011

JOHN T. ROBERTS JR. JOINS DUPONT FABROS TECHNOLOGY, INC.’S BOARD

OF DIRECTORS; MARK AMIN RESIGNS AS DIRECTOR

WASHINGTON, DC, February 17, 2011 — DuPont Fabros Technology, Inc. (NYSE: DFT) today announced the appointment of John T. Roberts Jr. to the company’s Board of Directors. The company also announced that Mark Amin has resigned from the company’s Board effective today for personal reasons.

Mr. Roberts was the President of AMB Capital Partners until 2010, an affiliate of AMB Property Corporation, an owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. His service with AMB spanned more than 15 years, and he has worked in the real estate industry for over 20 years.

“We are very pleased that John Roberts has agreed to serve on our Board,” said Lammot J. du Pont, Executive Chairman of DuPont Fabros Technology, Inc. “John is a highly respected and accomplished real estate executive. We believe that his real estate expertise, and extensive experience with capital markets and international joint venture transactions, will be invaluable as we work to continue our operating success and achieve our plans for growth.”

“I am very pleased to have been offered the opportunity to serve on the DuPont Fabros Technology Board,” said John Roberts. “The company has accomplished a great deal in its three years as a public company and I look forward to working with the Board and the company’s management team to achieve its operating and financial objectives.”

Mr. Roberts is an independent director under the New York Stock Exchange (NYSE) listing standards.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The company’s data centers are highly specialized, secure facilities used primarily by Internet and enterprise companies to house, power and cool some of the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

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